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Exhibit 99.1

[TESSCO TECHNOLOGIES LOGO]
Press Release

Contact:	Robert C. Singer Chief Financial Officer (410) 229-1378 singer@tessco.com

FOR immediate release

TESSCO Achieves 12% Revenue Growth and $0.10 EPS for the Fourth Quarter

Share Buyback and Stock Option Repurchase Programs Authorized by Board of Directors

        HUNT VALLEY, MARYLAND, APRIL 28, 2OO3—TESSCO Technologies Incorporated (Nasdaq: TESS), a leading supplier of integrated product plus supply chain solutions™ to the wireless communications industry, today reported its financial results for the fourth quarter and fiscal year ended March 30, 2003. It also announced that its Board of Directors has authorized a share buyback program for up to 450,000, or approximately 10%, of its outstanding shares and a stock option repurchase program.

Financial Results for Fourth Quarter and Fiscal Year Ended March 30, 2003

        Fourth quarter revenues were $69.4 million, up 12% compared with the $62.0 million in the corresponding prior year quarter. Gross profit was $17.6 million for the fourth quarter and equaled gross profit in the corresponding prior year quarter.

        Net income was $435,000, compared to $1.4 million for the corresponding prior year quarter, and diluted earnings per share totaled $0.10 compared to $0.29 for the corresponding prior year quarter. These earnings include the benefit of a partial and interim payment by the Company's insurer of a third quarter business interruption insurance claim, in the amount of $1.2 million, resulting in a $0.17 per share after tax impact.

        Revenues for the fiscal year ended March 30, 2003 grew 10% to a record $273.9 million as compared to $248.9 million last fiscal year. Net income for the fiscal year totaled $3.0 million as compared to $3.9 million last fiscal year. Diluted earnings per share totaled $0.67 as compared to $0.85 last fiscal year.

        TESSCO's balance sheet remains strong. The cash outlay related to disaster recovery has been funded primarily by insurance reimbursements, with a minor amount being supplemented by cash flow from operations. No draws on the Company's $30 million revolving line of credit occurred during the fourth quarter. The Company's only bank debt, totaling approximately $6.0 million, relates to facility mortgages. Cash flow from operations totaled $3.6 million for the fourth quarter and $13.0 million for the fiscal year ended March 30, 2003.

        Various insurance claims, including the third quarter business interruption claim, have been filed with the Company's insurance carrier. While the final resolution of the insurance claims will not be known for some time, the Company continues to believe that the total insurance proceeds should be adequate to cover short-term recovery costs, ultimate rebuild investment and lost profits.

        Through the end of the fourth quarter, the Company received $10.0 million in insurance cash reimbursements, and had an insurance receivable of $7.2 million at March 30, 2003 relating to the October 12 event.

        The Company also announced that its Board of Directors unanimously approved a share buyback program, authorizing the purchase of up to 450,000 shares, approximately 10% of its outstanding common stock. Shares may be purchased from time to time in the open market, by block purchase, or through negotiated transactions, or possibly other transactions managed by broker-dealers. No time limit has been set for completion of the program. Purchases under the share buyback program will be funded from working capital and/or the Company's credit facility.

        Lastly, the Company announced that its Board of Directors has authorized the Company to proceed with a stock option repurchase program for options having an exercise price of $18 or higher regardless of expiration date, and for options having an exercise price per share of $11 or higher and an expiration date within four years. The program is expected to cover outstanding options to purchase up to 783,120 shares of common stock from all holders, with the exception of independent directors. If implemented and depending upon participation, this program may result in variable accounting treatment going forward for a limited number of outstanding options. Assuming full participation in the program as currently contemplated, TESSCO will recognize a pre-tax compensation expense of approximately $550,000. Purchases under the option repurchase program will be funded from working capital and/or the Company's credit facility.

        TESSCO has not yet commenced the stock option repurchase program. Upon commencement of such program, TESSCO will file with the Securities and Exchange Commission a Schedule TO and related exhibits, including an offer to repurchase and cancel options, letter of transmittal and other related documents. Employees of TESSCO who are option holders are strongly encouraged to read the Schedule TO and related exhibits, including the offer to repurchase and cancel options, letter of transmittal and other related documents, when these become available because they will contain important information about the program and offer to repurchase and cancel options. The Schedule TO and related exhibits will be available without charge at the Securities and Exchange Commission web site at www.sec.gov and will be delivered without charge to all employees of TESSCO who are eligible to participate in the program. Those eligible to participate may obtain additional copies of these documents without charge by contacting the person who will be identified in the documents as the contact person for requesting additional copies.

Comments from Chairman, President and Chief Executive Officer

        Robert B. Barnhill, Jr., Chairman, President and Chief Executive Officer commented:

        "What a year! The first six months of our fiscal year showed good progress in a difficult market environment, with revenues growing 14% and earnings increasing 96% over the prior year's first six months, and then... the October 12 event (the destruction of our central sales, support, data and phone center)!

        While the recovery distractions have been immense, we completed the fourth quarter with 12% revenue growth. We ended the year with revenues growing 10% to a record $273.9 million and a very strong balance sheet.

        We are very positive about the future. TESSCO has continued to build long-term shareowner value, which in our view is not reflected in our share price. By the end of this quarter, all of our Hunt Valley, Maryland based sales and support people will be located in a single, temporary office, the Reno, Nevada operation will have been moved into our new facility, and hopefully our insurance claim will be resolved.

        TESSCO's 12% sales growth was comprised of a 67% increase in sales of our mobile devices and accessories products, offset by a 17% decrease in network infrastructure products and a 13% decrease in test and maintenance products. The growth in mobile devices and accessories is a result of continued success with the web and phone-based consumer direct sales programs we are operating on behalf of our wireless carrier affinity partners.

        Our core commercial markets continue to be flat to down. We believe we were growing market share in this difficult market prior to the October 12 incident by cross-selling new product categories to existing customers and acquiring new customers. This growth requires proactive marketing and sales initiatives, which have been most impacted by the distractions of the disaster recovery. We continue to invest in our commercial business, despite the softness in sales and, as a result, bottom line profitability has been impacted. We expect that all commercial programs will be running near normal by the end of this quarter.

        Our current per share stock price represents only 55% of our $12 book value per share. We believe this share price does not accurately reflect the Company's current value and certainly gives us no credit at all for our future prospects. The Board of Directors, after thoughtful and considered analysis, decided it was in the best interest of all shareowners to initiate a stock buyback program with the objective of increasing long- term value for our shareowners; and enhancing the value of our shares in the near term. At current prices, we believe the purchase of our shares is accretive and an excellent use of funds.

        In addition, many of the outstanding options issued to team members have exercise prices that are significantly higher than the current market price of our common stock. We issued these options to attract talent, and to motivate this talent to drive performance and continue to make TESSCO their career. Today, because of the significant decline in equity values across the market and in particular for the wireless industry and TESSCO, most of our outstanding options no longer provide a means to achieve our intended objectives. Once implemented, the stock option repurchase program will allow TESSCO to compensate team members holding eligible options. In addition, it should provide our plan with available options for future grants, so that we might better attract, retain and motivate quality team members responsible for building shareowner value.

        I want to take this opportunity to again recognize and congratulate the TESSCO team for their continued focus and performance during some difficult and stressful times.

        Most importantly we want to thank you, our shareowners for your support. Our fundamentals are strong and we are aggressively pursuing the opportunities that the changing wireless industry present."

BUSINESS OUTLOOK

        Continuing uncertainty in economic and market conditions and the continued effect of the destruction of the Company's central sales, support, data and phone center makes it difficult to forecast expectations. Therefore, the Company will not give guidance at this time.

        Fourth quarter results will be discussed in a teleconference on April 29, 2003 at 10 a.m. ET. The conference call will be webcast live on the Internet at http://www.tessco.com.

        ABOUT TESSCO

        Welcome to TESSCO Technologies Incorporated: "the vital link to a wireless world"(TM). TESSCO links customers with integrated product plus supply chain solutions configured from product choices made by world-class manufacturers. TESSCO is the leader in supplying Your Total Source(R) solutions to the professionals that design, build, run, maintain and use wireless voice, data, messaging, location tracking and Internet systems. While improving the way its customers do business, TESSCO presents, markets, sells, and supports manufacturers' products as a part of a total customer solution, thus providing a cost-effective channel to a broad and diverse customer base. Our operational platform providing Knowledge, Configuration, Delivery & Control streamlines the supply chain process, lowers customers' total inventories and costs by providing guaranteed availability and complete, on-time delivery to the point of use. TESSCO is in the vital link(R) position between buyers and manufacturers.

        TESSCO began its "total source" operations in 1982, and completed its public offering (Nasdaq: TESS) in 1994. Today, TESSCO operates 24 hours a day, seven days a week, under ISO 9001:2000 registration. TESSCO's Global Logistics Center and Solutions Development Center in Hunt Valley, Maryland and Americas Logistics Center in Reno, Nevada configure orders for complete, on- time and error-free delivery throughout the world. Its solution offerings, consisting of over 34,000 items from over 400 manufacturers, fall within the broad categories of network infrastructure, mobile devices and accessories and test and maintenance products. TESSCO currently serves approximately 15,000 business customers and 48,000 consumers per quarter, including a diversified mix of cellular, PCS and paging carriers, wireless ISP, fixed broadband and mobile dispatch operators, infrastructure site owners, contractors and integrators, wireless dealers, value-added resellers, retailers, self- maintained users and consumers.

        This press release, and particularly the statements by Robert B. Barnhill, Jr. contain forward-looking statements. These forward-looking statements may generally be identified by the use of the words "may," "will," "expects," "anticipates," "believes," "estimates," and similar expressions and involve a number of risks and uncertainties. For a variety of reasons, actual results may differ materially from those described in any such forward-looking statement. Consequently, the reader is cautioned to consider all forward- looking statements in light of the risks to which they are subject. In addition to factors discussed above, other factors could cause actual results to differ materially. Such factors include, but are not limited to, the following: the Company's dependence on a relatively small number of suppliers and vendors, which could hamper the Company's ability to maintain appropriate inventory levels and meet customer demand; the effect that the loss of certain customers or vendors could have on the Company's net profits; economic conditions that may impact customers' ability to fund purchases of our products and services; the possibility that unforeseen events could impair the Company's ability to service its customers promptly and efficiently, if at all; the possibility that, for unforeseen reasons, the Company may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings; existing competition from national and regional distributors and the absence of significant barriers to entry which could result in pricing and other pressures on profitability and market share; and continuing changes in the wireless communications industry, including risks associated with conflicting technologies, changes in technologies, inventory obsolescence and evolving Internet business models and the resulting competition. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject.

TESSCO Technologies Incorporated
Consolidated Statements of Income

	Fiscal Quarters Ended			Year Ended
	March 30, 2003	December 29, 2002	March 31, 2002	March 30, 2003	March 31, 2002
	(unaudited)	(unaudited)	(unaudited)	(audited)	(audited)
Revenues	$69,392,100	$65,010,300	$61,955,800	$273,913,400	$248,915,100
Cost of goods sold	51,778,600	48,639,200	44,381,900	202,598,700	180,432,600

Gross profit	17,613,500	16,371,100	17,573,900	71,314,700	68,482,500
Selling, general and administrative expenses	17,794,300	15,545,200	15,088,700	66,264,800	60,596,500
Benefit from business interruption proceeds	(1,212,500)	—	—	(1,212,500)	—

	16,581,800	15,545,200	15,088,700	65,052,300	60,596,500
Income from operations	1,031,700	825,900	2,485,200	6,262,400	7,886,000
Interest and other expense, net	322,700	319,600	336,500	1,303,500	1,496,100

Income before provision for income taxes	709,000	506,300	2,148,700	4,958,900	6,389,900
Provision for income taxes	274,000	194,900	796,700	1,910,200	2,484,000

Net income	$435,000	$311,400	$1,352,000	$3,048,700	$3,905,900

Basic earnings per share	$0.10	$0.07	$0.30	$0.68	$0.87

Diluted earnings per share	$0.10	$0.07	$0.29	$0.67	$0.85

Basic weighted average shares outstanding	4,519,900	4,516,700	4,525,300	4,514,500	4,500,800

Diluted weighted average shares outstanding	4,521,400	4,516,700	4,631,900	4,525,600	4,575,900

TESSCO Technologies Incorporated
Consolidated Balance Sheets

	March 30, 2003	March 31, 2002
	(audited)	(audited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$—	$505,100
Trade accounts receivable, net	32,028,500	28,111,400
Insurance receivable from disaster	7,248,100	—
Product inventory	26,639,700	38,480,500
Deferred tax asset	2,258,600	2,231,000
Prepaid expenses and other current assets	3,606,300	1,745,400

Total current assets	71,781,200	71,073,400

PROPERTY AND EQUIPMENT, net	24,876,900	25,843,100
GOODWILL, net	2,452,200	2,452,200
OTHER LONG-TERM ASSETS	940,200	860,600

Total assets	$100,050,500	$100,229,300

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$27,474,200	$28,137,500
Accrued expenses and other current liabilities	8,390,300	5,993,500
Revolving line of credit	—	5,408,000
Current portion of long-term debt	372,800	377,800

Total current liabilities	36,237,300	39,916,800

DEFERRED TAX LIABILITY	3,240,600	2,679,500
LONG-TERM DEBT, net of current portion	5,660,800	6,063,400
OTHER LONG-TERM LIABILITIES	926,000	762,200

Total liabilities	46,064,700	49,421,900

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Preferred stock	—	—
Common stock	48,300	48,200
Additional paid-in capital	22,040,100	21,910,400
Treasury stock, at cost	(3,792,600)	(3,792,600)
Retained earnings	35,690,000	32,641,400

Total shareholders' equity	53,985,800	50,807,400

Total liabilities and shareholders' equity	$100,050,500	$100,229,300

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  Exhibit 99.1
TESSCO Technologies Incorporated Consolidated Statements of Income
TESSCO Technologies Incorporated Consolidated Balance Sheets